UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2004

IKON Office Solutions, Inc.

(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation)	File No. 1-5964 (Commission File Number)	23-0334400 (IRS Employer Identification Number)

  P.O. Box 834, Valley Forge, Pennsylvania      19482

Registrant’s telephone number, including area code: (610) 296-8000

                       Not Applicable
(Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets

        As previously announced, on December 10, 2003, IKON Office Solutions, Inc. (the "Company" or "IKON") entered into an Asset Purchase Agreement, as amended by the First Amendment dated March 31, 2004, (the "U.S. Agreement"), with General Electric Capital Corporation ("GE") pursuant to which, among other things, IKON agreed to sell to GE certain assets and liabilities of IKON, solely in its capacity as successor to IOS Capital, LLC ("IOSC"), including the servicing functions, facilities, systems and processes. The sale of such assets and liabilities pursuant to the U.S. Agreement was effective as of March 31, 2004. In addition, IKON and GE executed a Program Agreement on March 31, 2004 (the "Program Agreement"). During the initial five-year term of the Program Agreement, IKON will receive an origination fee on all new leases underwritten by GE. In addition, IKON will receive a fee from GE in consideration of GE being IKON's preferred lease financing source in the U.S. (the "Other Fees"). The term of the Program Agreement may be renewed by IKON for a subsequent three or five-year period during which period IKON will be entitled to origination fees, but not the Other Fees.

        On March 31, 2004, IKON Office Solutions, Inc., an Ontario corporation (“IKON Canada”), executed an Asset Purchase Agreement (the “Canadian Agreement”) between IKON Canada and Heller Financial Canada, an affiliate of GE (“Heller”), pursuant to which, among other things, Heller will acquire certain assets relating to the leasing operations of IKON Canada (the “Canadian Lease Portfolio”) and become IKON's preferred lease financing source in Canada. The sale of the Canadian Lease Portfolio is subject to regulatory approvals and other customary conditions. The closing of the Canadian Agreement is also subject to the execution of a program agreement, which IKON expects will have similar terms to the U.S. Program Agreement. The Canadian Agreement is expected to close in the third quarter of fiscal 2004.

        On March 31, 2004, IKON received from GE approximately $1.5 billion of initial proceeds for the Transaction, subject to final closing adjustments, including, without limitation, the impact on proceeds from changes in the sold lease portfolio and related debt balances of IOSC occurring between September 30, 2003 and March 31, 2004. The Company expects to receive proceeds from the closing of the Canadian Agreement of approximately CN$220 million, subject to final closing adjustments.

        A copy of the Program Agreement, the Canadian Agreement and the First Amendment to the U.S. Agreement dated March 31, 2004, was furnished on the Current Report on Form 8-K filed on April 6, 2004 as Exhibits 10.1, 2.2 and 2.1, respectively.

        The purpose of this Current Report on Form 8-K is to report under Item 2, the closing of the transaction contemplated by the IOSC Agreement on March 31, 2004 and the Canadian Agreement and to provide the pro forma financial information required under Item 7.

        This report includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, information relating to the expected closing date of the sale of the Canadian Lease Portfolio; expected proceeds from the transactions; use of proceeds from the transactions; and expected losses and fees associated with the transactions. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to IKON's ability to successfully integrate its equipment distribution business with a third party vendor finance program, which involves the integration and transition of complex systems and processes; conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in, business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

   (b)  Pro Forma Financial Information

          The following unaudited pro forma financial information gives effect to the transactions described under "Item 2 - Acquisition or Disposition of Assets" and qualifies as a sale of a business under the applicable accounting literature. Due to the significant continuing involvement by IKON under the Program Agreement, the sale does not qualify as a discontinued operation.

1. 2. 3. 4. 5.	Unaudited Pro Forma Consolidated Statement of Income for the Three Months Ended December 31, 2003.

       Unaudited Pro Forma Consolidated Statement of Income for the Twelve Months Ended September 30, 2003.

       Notes to the Unaudited Pro Forma Consolidated Statements of Income.

       Unaudited Pro Forma Consolidated Balance Sheet at December 31, 2003.

Notes to the Unaudited Pro Forma Consolidated Balance Sheet.

Presentation of Pro Forma Financial Information

        The unaudited pro forma consolidated statements of income for the year ended September 30, 2003 and for the three months ended December 31, 2003, have been prepared on the basis that the transactions contemplated by of the U.S. Agreement, the Canadian Agreement and the Program Agreement by IKON and GE (collectively, the “Transaction”) were consummated on October 1, 2002. The unaudited pro forma consolidated balance sheet at December 31, 2003 has been prepared on the basis that the Transaction occurred on December 31, 2003.

        The unaudited pro forma consolidated statements of income and the unaudited pro forma consolidated balance sheet (collectively, the “Pro Forma Financial Information”) have been derived from the application of pro forma adjustments to the consolidated historical financial statements of IKON. The pro forma adjustments are estimates based on currently available information and certain adjustments that management believes are reasonable. The Pro Forma Financial Information is provided for illustrative purposes only and, because of its nature, is not necessarily indicative of the results of operations or financial results of IKON that would have actually resulted had the Transaction been consummated as of the dates indicated, and is not intended to project IKON’s financial condition or results for any future period as a result of the Transaction. For purposes of determining the pro forma finance income sold to GE for fiscal 2003, the sold and retained lease receivables were assumed to be approximately $1.2 billion and $1.9 billion, respectively, at October 1, 2002, compared to approximately $2.0 billion and $1.2 billion, respectively, at March 31, 2004. As a result, the pro forma finance income for fiscal 2003 would be significantly higher than the income IKON expects to earn after March 31, 2004. In addition, had the balance of sold lease receivables actually been $1.2 billion at December 31, 2003, compared to approximately $2.0 billion reflected in the unaudited pro forma balance sheet as of December 31, 2003, the net proceeds from the Transaction (as further described in note "a" to the unaudited pro forma consolidated balance sheet), would have been reduced by approximately $760 million.

        The Pro Forma Financial Information does not reflect the impact of the net cash proceeds on the Company's ongoing results of operations and its future financial position. The Company anticipates that the net cash proceeds may be used to retire debt, repurchase outstanding shares or invest in our growth initiatives.

        The Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements and notes thereto of IKON, which are included in IKON’s Annual Report on Form 10-K for the year ended September 30, 2003 and Quarterly Report on Form 10-Q as of December 31, 2003.

IKON Office Solutions, Inc.
Unaudited Pro Forma Consolidated Statement of Income
Three Months Ended December 31, 2003
(in thousands, except per share data)

	Historical	Sold Assets and Liabilities		Pro Forma Adjustments (m)		Pro Forma (m)

Revenues
Net sales	$520,536			$9,774	(f)	$530,310
Services	516,932	$8,339	(a)	13,897	(g)	522,490
Finance income	99,011	55,433	(b)			43,578

	1,136,479	63,772		23,671	(h)	1,096,378

Costs and Expenses
Cost of goods sold	359,278					359,278
Services costs	311,197	3,414	(c)			307,783
Finance interest expense	34,938	6,523	(d)	(16,347)	(i)(k)	12,068
Selling and administrative	376,468	20,033	(e)	3,974	(j)	360,409

	1,081,881	29,970		(12,373)		1,039,538

Operating income	54,598	33,802		36,044		56,840
Loss from early extinguishment of debt	73					73
Interest expense	10,085			11,303	(k)	21,388

Income before taxes on income	44,440	33,802		24,741		35,379
Taxes on income	16,776	11,831	(l)	8,659	(l)	13,604

Net income	$27,664	$21,971		$16,082	(h)	$21,775

Basic Earnings Per Common Share	$0.19					$0.15

Diluted Earnings Per Common Share	$0.18					$0.14

Weighted Average Common Shares, Basic	146,503					146,503

Weighted Average Common Shares, Diluted	169,167					169,167

IKON Office Solutions, Inc.
Unaudited Pro Forma Consolidated Statement of Income
Twelve Months Ended September 30, 2003
(in thousands, except per share data)

	Historical	Sold Assets and Liabilities		Pro Forma Adjustments (m)		Pro Forma (m)

Revenues
Net sales	$2,289,578			$31,099	(f)	$2,320,677
Services	2,033,141	$31,127	(a)	49,440	(g)	2,051,454
Finance income	388,193	172,152	(b)			216,041

	4,710,912	203,279		80,539	(h)	4,588,172

Costs and Expenses
Cost of goods sold	1,567,273					1,567,273
Services costs	1,206,140	13,764	(c)			1,192,376
Finance interest expense	148,072	40,973	(d)	(57,106)	(i)(k)	49,993
Selling and administrative	1,534,834	83,523	(e)	20,644	(j)	1,471,955

	4,456,319	138,260		(36,462)		4,281,597

Operating income	254,593	65,019		117,001		306,575
Loss from early extinguishment of debt, net	19,187					19,187
Interest expense	49,033			41,095	(k)	90,128

Income before taxes on income	186,373	65,019		75,906		197,260
Taxes on income	70,356	22,757	(l)	26,567	(l)	74,166

Net income	$116,017	$42,262		$49,339	(h)	$123,094

Basic Earnings Per Common Share	$0.80					$0.85

Diluted Earnings Per Common Share	$0.75					$0.79

Weighted Average Common Shares, Basic	145,216					145,216

Weighted Average Common Shares, Diluted	167,802					167,802

IKON Office Solutions, Inc.
Notes to the Unaudited Pro Forma Consolidated Statements of Income

a.	IOSC's services revenue generated during fiscal 2003 and the three months ended December 31, 2003 ("1Q04"), were considered sold, except for interest income on restricted cash earned by the retained assets, interest income earned on the funds held in escrow to satisfy the remaining IOSC 9.75% notes due 2004 and an estimate of rental income related to the amount of rental contracts retained by IKON.

b.	With respect to IOSC's lease receivables sold to GE, finance income was determined by multiplying the average interest rate earned on IOSC's total outstanding lease portfolio by the average outstanding lease receivable balance of the sold lease receivables for each period presented. With respect to the Canadian Lease Portfolio, all finance income generated by the portfolio was considered sold for each period presented.

c.	IOSC's services costs during fiscal 2003 and 1Q04 were considered sold except for an estimate for depreciation on operating rental equipment retained by IKON.

d.	Finance interest expense represents the interest expense incurred on the debt assumed by GE as part of the Transaction.

e.	Selling and administrative expense, including lease default expense, was considered transferred to GE in connection with the sale of the servicing functions, facilities, systems, and processes sold to GE as part of the Transaction. Under the Program Agreement, GE assumes substantially all risk related to lease defaults for both the retained and sold lease receivables of IOSC and the Canadian Lease Portfolio.

f.	This adjustment reflects the origination fee due under the Program Agreement on all lease originations in fiscal 2003 and 1Q04, respectively, which were sold as part of the Transaction. Origination fees are considered additional consideration in our multiple element arrangements and are allocated between net sales and services consistent with our revenue recognition policy described in the notes to the financial statements of our 2003 Annual Report on Form 10-K. For pro forma income statement presentation purposes, all origination fee revenue has been allocated to net sales. An origination fee was not applied to lease originations related to the retained lease receivables, as finance income generated by these leases was not sold and is included in the historical amounts for IKON.

g.	This adjustment reflects the Other Fee earned on all qualified lease funding paid by GE to IKON in consideration for GE being IKON's preferred lease financing source in the U.S. for fiscal 2003 and 1Q04. For purposes of presenting the Pro Forma Financial Information, this fee was calculated on qualified lease originations that were sold to GE. The maximum Other Fee that can be earned under the Program Agreement in the first year of the Program is $50,670, of which $49,440 was earned by IKON based on qualified funding. The maximum Other Fee that can be earned under the Program Agreement in the first fifteen months of the Program is $63,337. Accordingly, only $13,897 was recorded as earned in the unaudited pro forma income statement for 1Q04, even though funding amounts supported an earned Other Fee in 1Q04 of $15,869.

h.	Under the Program Agreement, IKON will share in the profits generated from the realization of the residual value of assets upon remarketing by either GE or IKON. The channels in which this remarketing occurs will result in different amounts of revenue and profit generated by IKON. Estimating residual revenue and profit would require IKON to predict which equipment would have been returned, whether GE or IKON would have elected to remarket the equipment, the estimated timing and expected residual value of such returned equipment, the amount at which either GE or IKON would have remarketed the equipment, any remarketing expenses that would be incurred, and the ultimate price of any resold equipment. As such, it is not practicable to estimate the revenue and profits that could have been generated had the Program Agreement been in place on October 1, 2002.

i.	This adjustment reflects the following:

	Fiscal 2003		1Q04

Interest expense on the Reclassified Debt (as defined)	$44,509	*	$13,211	*
Conduit interest expense	10,869		2,815
Amortization of deferred issuance costs
for debt assumed by GE	1,728		321

	$57,106		$16,347

            *  See note "k".

Under the terms of the asset securitization conduit financing agreements (the “Conduits”), IKON was required to repay all of IOSC’s outstanding Conduit balances upon closing of the Transaction. For purposes of the presentation of the Pro Forma Financial Information, we have assumed that IKON Canada's outstanding Conduit balance was repaid as of October 1, 2002. Accordingly, interest expense incurred related to these Conduits was added back to income for fiscal 2003 and 1Q04, as this expense would not have been incurred by IKON had the Transaction occurred on October 1, 2002.

Under the terms of the Transaction, GE did not acquire any deferred issuance costs related to debt assumed by GE. As a result, these assets were written-off upon consummation of the Transaction and included as part of the loss on the Transaction. Accordingly, amortization expense, which is recorded within finance interest expense, was added back to income for fiscal 2003 and 1Q04, as this expense would not have been incurred by IKON had the Transaction occurred on October 1, 2002.

j.	This adjustment reflects the administrative service fee that would have been charged by GE to IKON during fiscal 2003 and 1Q04, on the balance of the lease receivables retained by IKON and serviced by GE had the Transaction occurred on October 1, 2002. Under the terms of the Program Agreement, GE charges IKON a service fee based on the average monthly lease receivable balance serviced by GE. The annualized rate in determining this fee is 1.25% of the average lease receivable balance.

k.	As a result of the merger of IOSC into IKON, IOSC's $300 million 5% convertible subordinated notes (the "Convertible Notes"), $350 million 7.25% notes due 2008, and the remaining $32,714 of 9.75% notes due 2004 (collectively, the "Reclassified Debt"), which were previously reported as debt supporting finance contracts, was reclassified to corporate debt. As a result, interest expense related to the Reclassified Debt, which was previously reported within finance interest expense, was reclassified to interest expense for fiscal 2003 and 1Q04 in the presentation of the Pro Forma Financial Information.

l.	Income tax expense reflects the tax effects of the pro forma adjustments at the U.S. Federal statutory rate of 35%.

m.	The pro forma adjustments are estimates based on currently available information and certain adjustments that management believes are reasonable. The Pro Forma Financial Information is provided for illustrative purposes only and, because of its nature, is not necessarily indicative of the results of operations or financial results of IKON that would have actually resulted had the Transaction been consummated as of the dates indicated and are not intended to project IKON’s financial condition or results for any future period. In particular, due to the manner in which the Pro Forma Financial Information was required to be prepared, lease receivables of IOSC sold on March 31, 2004 as part of the Transaction were set to their balance as of October 1, 2002. For purposes of determining the pro forma finance income sold to GE for fiscal 2003, the sold and retained lease receivables were assumed to be approximately $1.2 billion and $1.9 billion, respectively, at October 1, 2002, compared to approximately $2.0 billion and $1.2 billion, respectively, at March 31, 2004. As a result, the pro forma finance income for fiscal 2003 would be significantly higher than the income IKON expects to earn after March 31, 2004. In addition, had the balance of sold lease receivables actually been $1.2 billion at December 31, 2003, compared to approximately $2.0 billion reflected in the pro forma balance sheet as of December 31, 2003, the net proceeds from the Transaction (as further described in note "a" to the unaudited pro forma balance sheet), would have been reduced by approximately $760 million.

IKON Office Solutions, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2003
(in thousands)

	Historical	Sold Assets and Liabilities	Pro Forma Adjustments		Pro Forma

Assets
Cash and cash equivalents	$182,721	$(92) (f)	$968,462	(a)	$1,151,275
Restricted cash	113,172	6			113,166
Accounts receivable, less allowances	531,936	(13,001) (f)	(6,443)	(g)	538,494
Finance receivables, less allowances	549,843	(862) (f)			550,705
Inventories	250,270				250,270
Prepaid expenses and other current assets	88,928	(186) (f)	(641)	(g)	88,473
Deferred taxes	44,142				44,142
Assets held for sale	2,063,892	2,063,892

Total current assets	3,824,904	2,049,757	961,378		2,736,525

Long-term finance receivables, less allowances	1,165,998	105,408 (f)			1,060,590
Equipment on operating leases, net	18,415	(54,059)			72,474
Property and equipment, net	168,690	(77) (f)			168,767
Goodwill, net	1,283,326				1,283,326
Other assets	67,372				67,372

Total Assets	$6,528,705	$2,101,029	$961,378		$5,389,054

Liabilities and Shareholders' Equity
Current portion of corporate debt	$67,343		$32,714	(b)	$100,057
Current portion of debt supporting finance contracts	1,253,494		(774,019)	(b)(c)	479,475
Notes payable	1,576				1,576
Trade accounts payable	143,805	$(134) (f)			143,939
Accrued salaries, wages and commissions	75,249				75,249
Deferred revenues	129,844				129,844
Other accrued expenses	241,666	(10,242) (f)	286,714	(d)(e)	538,622
Liabilities held for sale	363,708	363,708

Total current liabilities	2,276,685	353,332	(454,591)		1,468,762

Long-term corporate debt	356,897		650,000	(b)	1,006,897
Long-term debt supporting finance contracts	1,403,028		(700,778)	(b)(c)	702,250
Deferred taxes	495,200	(4,243)	(276,955)	(d)	222,488
Other long-term liabilities	295,098	11,786			283,312

Shareholders' Equity
Common stock	1,015,086				1,015,086
Unearned compensation	(2,251)				(2,251)
Retained earnings	717,779		(3,995)	(e)	713,784
Accumulated other comprehensive loss	(17,533)	(7,543)			(9,990)
Cost of common shares in treasury	(11,284)				(11,284)

Total Shareholders' Equity	1,701,797	(7,543)	(3,995)		1,705,345

Total Liabilities and Shareholders' Equity	$6,528,705	$353,332	$(786,319)		$5,389,054

IKON Office Solutions, Inc.
Notes to the Unaudited Pro Forma Consolidated Balance Sheet

a.	This adjustment reflects the following:

Proceeds received from the Transaction	$1,770,545
Less: Repayment of the Conduits	(792,083)	*
Less: Program Agreement start-up fee	(10,000)	**

	$968,462

            *  See note "c".

            **  See note "e".

b.	As a result of the merger of IOSC into IKON, the Reclassified Debt, which was previously reported as debt supporting finance contracts, was reclassified to corporate debt.

c.	This adjustment reflects the following:

	Debt Supporting Finance Contracts

	Current Portion		Long-term Portion

Reclassified Debt	$32,714	***	$650,000	***
Repayment of the Conduits	741,305		50,778

	$774,019		$700,778

            ***  See note "b".

Under the terms of the Conduit agreements, IKON was required to repay all of IOSC's outstanding Conduit balances upon closing of the Transaction. For purposes of presentation of the Pro Forma Financial Information, we have assumed that IKON Canada's outstanding Conduit balance was repaid as of the date of the financial statements. The repayment of these Conduits is presented as a use of proceeds from the Transaction (see note "a").

d.	This adjustment reflects the reclassification of $276,955 of deferred taxes to other accrued expenses since certain deferred taxes are now payable as a result of the Transaction. In addition, other accrued expenses reflect the following:

1)	An adjustment of $2,151 representing the tax benefit associated by applying the pro forma adjustments impacting retained earnings at the U.S. Federal statutory rate of 35% (see note "e").

2)	An adjustment of $11,910 representing the accrual of certain costs incurred by IKON to consummate the Transaction including legal, accounting and consulting fees (see note "e").

e.	This adjustment reflects the after-tax impact of applying other pro forma adjustments that would have impacted retained earnings:

1)	Under the terms of the Program Agreement, IKON will pay GE $10,000 in consideration of expenses associated with the portfolio retained by IKON in the first program year.

2)	Certain assets of IKON were not purchased by GE and were impaired and written off by IKON at closing (see note "g").

3)	IKON incurred certain costs to consummate the Transaction including legal, accounting and consulting fees (see note "d").

4)	Certain liabilities were not assumed by GE, but are no longer applicable to IKON. As a result, these liabilities were written off.

f.	Represents adjustments necessary to amounts previously classified as held for sale, to reflect the actual assets and liabilities sold as of March 31, 2004, as a result of negotiations held after the historical financial statements were issued.

g.	This adjustment reflects the write-off of certain assets of IKON that were not purchased by GE and were impaired upon closing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.
By: /s/ William S. Urkiel William S. Urkiel Senior Vice President and Chief Financial Officer

Dated:  April 15, 2004